LANE CAPITAL MARKETS, LLC

________________, 2006

ValueRich, Inc.
1804 N. Dixie Highway, Suite A
West Palm Beach, Florida 33407.

Re: Underwriting Agreement

Gentlemen:

This Agreement confirms the mutual understanding and agreement between ValueRich, Inc., a Delaware corporation (the “Company”), and Lane Capital Markets, LLC (the “Representative”) in connection with the offering and sale, on a firm-commitment basis, through the Representative and other broker-dealers identified on Schedule I attached hereto (together with the Representative, the “Underwriters”) of an aggregate amount of 2,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Shares”) for an initial offering price to the public of $____ per Share pursuant to a registration statement on Form SB-2, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The offering of the Shares is further described in the Registration Statement. Solely for purposes of covering over-allotments, if any, the Company has agreed to grant the Underwriters an option (the “Over-Allotment Option”), exercisable for a 45 day-period commencing on the date of this Agreement, to purchase from the Company up to an additional 300,000 Shares (the “Additional Shares”). The Shares and the Additional Shares (collectively, the “Securities”) are described more fully in the Registration Statement. In addition, the Company will issue a warrant (the “Representative’s Warrant”) to the Representative to purchase up to 200,000 shares of Common Stock (the “Warrant Shares”) for a five year period, beginning one year from the date of the closing of the offering, for an exercise price equal to 200% of the initial offering price of the Shares and will not be redeemable by the Company.

1.  Registration Statement. The Registration Statement, including the Prospectus and the exhibits filed therewith, for the registration of the Securities under the Securities Act will be prepared by the Company and filed with the SEC and the applicable state authorities. The Registration Statement, any amendments thereto, and all documents filed by the Company with the SEC shall conform in all material respects with the requirements of the Securities Act and the Rules and Regulations promulgated thereunder. All financial statements contained in the Registration Statement and any amendment thereto shall have been reported on by independent certified public accountants acceptable to the Representative, it being agreed that Chisholm, Bierwolf & Nilson, LLC, the Company’s current independent auditors, are acceptable to Underwriter.

2.  Representations, Warranties and Covenants of the Company. In order to induce the Representative to enter into this Agreement, the Company represents, warrants and covenants as follows:

(a) Neither the Registration Statement nor the other material to be filed with the SEC will contain any untrue statements of material facts nor will there be any omissions of material fact required to be stated therein or that are necessary to make the statements therein not misleading, except that, as between the parties, this covenant will not apply to any statement or omission made in reliance upon or in conformity with information furnished to the Company by and with respect to the Underwriters expressly for use in the Registration Statement or any amendment or supplement thereto.

(b) The proposed Registration Statement, as may be amended from time to time, shall be submitted to the Representative for review at least five (5) business days before the date the Company and Representative propose to file the Registration Statement with the SEC. All amendments and supplements to the Registration Statement shall be submitted to the Representative at least five (5) business days prior to the date that such amendments are intended to be filed with the SEC, which time period may be shortened by mutual consent of the parties. The content of any verbal comments and copies of all comment letters received from the SEC shall immediately be supplied to Representative and its counsel. The Company will deliver to the Representative as many copies of the manually executed and conformed Registration Statement and each amendment thereto (including exhibits), as the Representative shall reasonably request and at the same time as such documents are filed with the SEC. The Company will not allow the Registration Statement to become effective without obtaining the prior written consent of the Representative.

(c)  The Company has obtained a CUSIP number for the Securities, and the Company will use its best efforts to register or qualify (or exempt from registration/qualification) the Securities for offering in every state, territory or possession of the United States (including the District of Columbia, hereinafter referred to as a “State”) in which it plans to offer the Securities for sale. The materials filed or to be filed with any State will not contain any untrue statements of material fact nor are there or will there be any omissions of material facts required to be stated therein that are necessary to make the statements therein not misleading, except that, as between the parties, this covenant will not apply to any statement or omission made in reliance upon or in conformity with information furnished to the Company by and with respect to Underwriters expressly for use in the materials filed with the State.

(d)  The outstanding capital stock of the Company has been duly and validly authorized, issued and is fully paid and non-assessable and will conform to all statements made in the Registration Statement, including Prospectus and relevant exhibits, with respect thereto. The Securities have been duly and validly authorized and, when issued and delivered against payment as provided in this Agreement, will be validly issued, fully paid and non-assessable.

(e)  The Shares and Additional Shares are validly authorized, and when issued and delivered in accordance with this Agreement, will be validly issued, fully paid and nonassessable, without any personal liability attaching to the ownership thereof, and will not be issued in violation of any preemptive or similar rights of stockholders, and the holders thereof will receive good title to the Shares and Additional Shares free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders’ agreements and voting trusts. The Shares and Additional Shares conform to all statements relating thereto in the Registration Statement and Prospectus.

(f)  The Representative’s Warrant is validly authorized for issuance and the Warrant Shares are validly authorized and validly reserved for issuance, and when issued and delivered upon the exercise of the Representative’s Warrants in accordance with this Agreement, will be validly issued, fully paid and nonassessable, without any personal liability attaching to the ownership thereof, and will not be issued in violation of any preemptive or similar rights of stockholders, and the holders of the Representative’s Warrants will receive good title to the Warrant Shares free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders’ agreements and voting trusts. The Representative’s Warrant and the Warrant Shares conform to all statements relating thereto in the Registration Statement and Prospectus.

(g)  The Company has been legally incorporated and is now, and always during the period of the offering will be, a validly existing corporation under the laws of the State of Delaware, lawfully qualified to conduct the business for which is was organized and which it proposes to conduct. The Company will always during the period of the offering be qualified to conduct business as a foreign corporation in each jurisdiction where the nature of its business requires such qualification.

(h)  The Company’s certificate of incorporation provides for the authorization of 100 million (100,000,000) shares of Common Stock and ten million (10,000,000) shares of preferred stock, par value $0.001 per share. There are no outstanding options, warrants or other rights to purchase or otherwise receive securities of the Company except as described in the Registration Statement.

(i)  The Company has no subsidiaries nor contemplates acquiring subsidiaries or engaging in mergers with or the acquisition of any companies.

(j)  The financial statements, together with related schedules and notes, to be included in the Registration Statement will present fairly the financial condition of the Company and will be reported upon by independent public accountants according to generally accepted accounting principles and as required by the rules and regulations of the Commission.

(k)  The Securities, Representative’s Warrants or Warrant Shares nor any of the other Company’s securities are not subject to preemptive rights.

(l)  The Company has the legal right and authority to enter into this Underwriting Agreement, to effect the proposed sale of the Securities, and to effect all other transactions contemplated by this Agreement.

(m)  The Company is eligible to use Form SB-2 for the offering of the Securities.

(n)  The Company possesses adequate certificates and permits issued by the appropriate federal, state and local regulatory authorities necessary to conduct its business and to retain possession of its properties. The Company has not received any notice of any proceeding relating to the revocation or modification of any of these certificates or permits.

(o)  The Company has filed all tax returns required to be filed and is not in default in the payment of any taxes that have become due pursuant to any law or any assessment.

(p)  All of the contracts, leases, licenses, permits and agreements under which the Company operates as will be described in the Registration Statement are in full force and effect. The Company is not in default under any of the material terms or provisions of any such contracts, leases, licenses, permits or agreements.

(q)  All original documents and other information relating to the Company’s business are and will continue to be made available upon request to the Underwriters and their counsel at the offices of the Company, and copies of any such documents will be promptly furnished upon request to the Representative or its counsel.

(r)  The Company shall appoint Interwest Transfer Company, Inc., another firm reasonably acceptable to the Representative, as the Company’s transfer agent. The Company will continue to retain a transfer agent reasonably satisfactory to the Representative for so long as the Company is subject to the reporting requirements under Section 12(g) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company will make arrangements to have available at the office of the transfer agent sufficient quantities of the Company’s appropriate certificates as may be needed for the quick and efficient transfer of the Securities.

(s)  The Company will use the proceeds from the sale of the Securities and from the exercise of the Representative’s Warrants as will be set forth in the Registration Statement and Prospectus.

(t)  There are no contracts or other documents required to be described in the Registration Statement or to be filed as exhibits to the Registration Statement that will not be described or filed as required.

All of the above representations and warranties shall survive the performance or termination of this Agreement.

3.  Representations, Warranties and Covenants of the Representative. The Representative represents, warrants and covenants as follows:

(a)  It is registered as a broker-dealer with the Commission, and is registered to the extent registration is required with the appropriate governmental agency in each State in which it offers or sells the Securities, and is a member of the National Association of Securities Dealers, Inc. (“NASD”) and will use its best efforts to maintain such registrations, qualifications and memberships throughout the term of the offering.

(b)  To the knowledge of the Representative, no action or proceeding is pending against the Representative or any of its officers or directors concerning the Representative’s activities as a broker or dealer that would affect the Company’s offering of the Securities.

(c)  The Representative will offer the Securities only in those states and in the quantities that are identified in the Blue Sky Memoranda from the Company’s counsel to the Representative that the offering of the Securities has been registered or qualified (or exempt from registration/qualification) for sale under the applicable State statutes and regulations. The Representative, however, may offer the Securities in other States if (i) the transaction is exempt from the registration requirements in that State, (ii) the Company’s counsel has received notice ten days prior to the proposed sale, and (iii) the Company’s counsel does not object within such ten-day period.

(d)  The Representative, in connection with the offer and sale of the Securities and in the performance of its duties and obligations under this Agreement, agrees to use its best efforts to comply with all applicable federal laws; the laws of the states or other jurisdictions in which the Securities are offered and sold; and the Rules and current written interpretations and policies of the NASD.

(e)  The Representative is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

(f)  This Agreement has been duly authorized, executed and delivered by the Representative and is a valid agreement on the part of the Representative.

(g)  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach of any of the terms or conditions of, or constitute a default under, the articles of incorporation or bylaws of the Representative or any indenture, agreement or other instrument to which the Representative is a party or violate any order directed to the Representative of any court or any federal or State regulatory body or administrative agency having jurisdiction over the Representative or its affiliates.

(h)  No person acting by, through or under the Representative will be entitled to receive from the Representative or from the Company finders’ fees or similar payments, except as set forth in this agreement.

All of the above representations and warranties shall survive the performance or termination of this Agreement.

(4) Employment of the Representative. In reliance upon the representations and warranties and subject to the terms and conditions of this Agreement:

(a)  The Company agrees to issue and sell to the Underwriters, and the Underwriters, severally but not jointly, agree to purchase from the Company on a firm-commitment basis, the number of Shares set forth opposite their respective names on Schedule I attached hereto (the “Closing”) for a purchase price 10% less than the initial public offering price of the Shares. It is understood between the parties that there is no firm commitment by the Representative to purchase any or all of the Additional Shares.

(b)  The obligation of the Underwriters to purchase the Securities from the Company is subject to receipt by it of written advice from the SEC that the Registration Statement is effective, is subject to the Securities being registered or qualified (or exempt from registration/qualification) for offering under applicable laws in the States as may be reasonably designated, is subject to the absence of any prohibitory action by any governmental body, agency or official, and is subject to the terms and conditions contained in this Agreement and in the Registration Statement.

(c) At the Closing, the Company shall also pay or provide the Representative with the following:

(i)	The Over-Allotment Option;

(ii)	The Representative’s Warrant;

(iii)
A bank check or wire transfer representing a non-accountable expense allowance to the Representative for legal, accounting, and other miscellaneous expenses in connection with the offering equal to three percent (3%) of the aggregate gross proceeds of Securities sold in the offering;

(iv)
A bank check or wire transfer of $108,000 pursuant to a three (3) year consulting agreement, in the form substantially similar to that attached hereto as Annex A, at a fee of $36,000 per year to be entered into by and between the Company and the Representative, which such agreement shall be effective upon the Closing; and

(v)
Lock-up Agreements, satisfactory to the Representative, from each of the officers, directors and principal stockholders to the Company, agreeing that for a period of 12 months from the date the Registration Statement is declared effective by the SEC under the Securities Act, he, she or it will not, without the Representative’s prior written consent, offer, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of Common Stock of the Company, including without limitation, any shares of Common Stock issuable upon the exercise of any employee stock options; provided however, that such persons may offer, sell contract to sell, grant an option for the sale of, or otherwise dispose of all or any part of his, her or its shares of Common Stock or other securities or instruments of the Company during such period only if such transaction is private in nature and the transferee of such shares of Common Stock or other securities or instruments agrees in writing prior to such transaction, to be bound by all of the provisions of such Lock-up Agreement. The Lock-up Agreements shall also provide that each of the officers, directors and 5% or more stockholders of the Company will agree that subsequent to the expiration of this 12 month lock-up period, they will only dispose of or otherwise encumber any of their shares when the share price, adjusted for any splits, or any material change in capital structure via merger or business combination, trades above 60% of the offering price for a 20 consecutive business day period. Commencing 12 months from the date of this prospectus, should the Company’s Common Stock trade above 60% of the initial offering price for a 20 consecutive business day period, all contractual lock-ups will be terminated. The lock-up expires in all cases on the first day of the fifth year after the date of this prospectus.

(d)  The Company shall be responsible for all of its selling expenses incident to the offering (other than commissions and other compensation set forth in paragraph (c) of this Section 4) which are customarily incurred, paid, or borne by or on behalf of issuers in connection with the sale of securities, even though such expenses are paid through the Representative. Such selling expenses include, but are not limited to, the following: (1) the cost of preparing, printing, and filing registration applications, registration statements, prospectuses, offering circulars, and other documents used in registering securities, including any registration fees and other expenses associated therewith; (2) the amount of any attorneys’ fees and expenses (except those charged by an underwriter's counsel) incurred or paid in connection with the offering; (3) the amount of any accountant's or auditor's fees and expenses incurred or paid in connection with the offering; (4) the amount of the fees and charges of any transfer agents, registrars, indenture trustees, escrow agents, depositories, engineers, appraisers, or other professional or technical experts; (5) the cost of authorizing, preparing, and printing certificates for securities and other documents relating thereto, including taxes and stamps; (6) the amount of all printing, advertising, traveling expenses, and expenses in connection with meetings and presentations for informational or promotional purposes (e.g., “road show”) incurred or paid by the Company or, at the request of or with the prior approval of the Company, which approval shall not be unreasonably withheld, by the Representative, in registering or selling securities, (except “road show” or meeting expenses traditionally borne by an underwriter); and (7) any other costs (including staffing or other additional administrative costs) directly or indirectly borne by the Company in respect of the sale of the securities being offered, that are not selling costs for the offering.

(e) The Over-Allotment Option may be exercised by the Representative on the basis of the representations, warranties, covenants and agreements of the Company herein contained, subject to the terms and conditions herein set forth, at any time and from time to time on or before the 45th day following the date on which the Registration Statement becomes effective under the securities Act, by written notice of the Representative to the Company. Such notice shall set forth the aggregate number of Additional Shares as to which the Over-Allotment Option is being exercised and the time and date as determined by the Representative, when such Additional Shares (such time and date are hereinafter referred to as the “Additional Closing”).

(f) At the Closing or the Additional Closing, as the case may be, the Representative shall have received the favorable opinion of Lehman & Eilen, LLP, counsel for the Company, having offices at Mission Bay Office Plaza, 20283 State Road 7, Suite 300, Boca Raton, Florida 33498, addressed to the Underwriters, with reproduced copies or signed counterparts thereof, for each of the Underwriters, to the satisfaction of the Representative.

5.  Further Agreements of the Company. The Company further agrees with the Representative as follows:

(a)  To use its best efforts to cause the Registration Statement to become effective under the Securities Act as promptly as possible and notify the Representative immediately, and confirm such notice in writing, (i) when the Registration Statement and any post-effective amendment thereto become effective under the Securities Act, (ii) of the receipt of any comments from the SEC or the “blue sky” or securities authority of any jurisdiction regarding the Registration Statement, any post-effective amendment thereto, the Prospectus, or any amendment or supplement thereto, (iii) of the filing with the SEC of any supplement to the Prospectus, and (iv) of the receipt of any notification with respect to a Stop Order. The Company will use its best efforts to prevent the issuance of any Stop Order and, if and if any Stop Order is issued, to obtain the lifting thereof as promptly as possible. If the Registration Statement has become or becomes effective under the Securities Act with a form of prospectus omitting information under Rule 430A of Regulation C promulgated under the Securities Act, or filing of the prospectus with the SEC is otherwise required under Rule 424(b) of Regulation C, the Company will file with the SEC the Prospectus, properly completed, pursuant to such rule within the time period prescribed and will provide evidence satisfactory to the Representative of such timely filing.

(b) During the time when a Prospectus relating to the Securities is required to be delivered hereunder or under the acts or regulations promulgated by the SEC, comply with all the requirements imposed upon it by the Securities Act, as now existing and hereafter amended, and by the rules and regulations promulgated thereunder, as from time to time in force, so far as necessary to permit the continuance of the sales of the Securities in accordance with the provisions hereof. If, at any time when a Prospectus relating to the Securities is required to be delivered hereunder or under the rules or the regulations promulgated by the SEC, any event shall have occurred as a result of which, in the reasonable opinion of counsel for the Company or counsel for the Representative, the Registration Statement or the prospectus as then amended or supplemented contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or if, the in the reasonable opinion of either of such counsel, it is necessary at any time to amend or supplement the Registration Statement or the prospectus to comply with the Securities Act and the rules and regulations promulgated thereunder, the Company will immediately notify the Representative and promptly prepare and file with the SEC an appropriate amendment or supplement (in form and substance satisfactory to the Representative) which will correct such statement or omission of which will effect such compliance and will use its best efforts to have any such amendment declared effective under the Securities Act as soon as possible.

(c) The Company will use its best efforts to register or qualify the sale of the Securities and Warrant Shares in such States as shall be reasonably requested by the Representative.

(d)  The Company will deliver to the Representative as many copies of the preliminary Prospectus as the Representative may reasonably request during the period following the filing of the Registration Statement and each amendment thereto. The Company will deliver to the Representative as many copies of the final Prospectus and each post-effective amendment of the Registration Statement, as the Representative may reasonably request during the period of the offering and for ninety (90) days after the closing date,

(e)  The Company will file with the Commission and any appropriate State securities commissioners any sales and other reports required by the rules and regulations of such agencies and will promptly supply copies to the Representative.

(f)  The Company will notify the Representative a reasonable amount of time in advance of any additional issuance of shares following a successful closing, for a period of two years following the closing date of the offering, except upon the issuance of shares underlying warrants outstanding on the closing date and shares issued pursuant to any duly adopted directors or employees stock or stock option or equivalent plan, the issuance of which Company will notify the Representative within five business days following such issuance.

(g)  If at any time during the period that the Representative's Warrant may be exercised, the Company intends to file a registration statement for an underwritten offering (a “Piggyback Registration”) of the sale of shares of its Common Stock on a form suitable for registering the shares underlying the Representative’s Warrant (the “Registrable Shares”), the Company will notify the Representative of its intention at least 30, but no more than 60 days prior to the filing of such registration statement. Within 20 days of such notice, the Representative, on its own behalf and on behalf of all holders of Representative’s Warrant (collectively, “Holders”) may elect (by written notice to the Company) to include among the registered shares in the Piggyback Registration any specific number of Registrable Shares. If the Representative is not the managing underwriter of the Piggyback Registration, all Holders shall be subject to cut-back and lock-in provisions as required by the managing underwriter of the offering in order to effect an orderly distribution of the shares and are customary and reasonable in the circumstances. The Representative on behalf of all participating Holders shall provide the usual indemnities to both the Company and the underwriter of the Piggyback Registration and complete and execute all documents required by the managing underwriter.

6.  Indemnification.

(a)  The Company agrees to indemnify, defend and hold harmless the Representative from and against any and all losses, claims, damages, liabilities and expenses (including reasonable legal or other expenses) incurred by the Representative in connection with defending or investigating any such or liabilities that the Representative may incur under the federal or State securities laws and regulations, State statutes or at common law or otherwise, but only to the extent that such losses, claims, damages, liabilities and expenses shall arise out of or be based upon a violation or alleged violation of the federal or State securities laws or regulations, a State statute or the common law resulting from any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in any application or other papers filed with the various State securities authorities (“Blue Sky Applications”) or shall arise out of or be based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)  The foregoing indemnity of the Company in favor of the Representative shall not be deemed to protect the Representative against any liability to which the Representative would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Representative’s duties, or by reason of the Representative’s reckless disregard of the Representative’s obligations and duties under the Securities Act or this Agreement.

(c)  The Representative agrees to give the Company an opportunity to participate in the defense or preparation of the defense of any action brought against the Representative to enforce any such claim or liability and the Company shall have the right so to participate. The agreement of the Company under the foregoing indemnity is expressly conditioned upon notice of any such action having been sent by the Representative to the Company in writing, addressed as provided in this Agreement, promptly after the receipt of a written notice of such action against the Representative. Such notice shall be accompanied by copies of papers served or filed in connection with such action or by a statement of the nature of the action to the extent known to the Representative.

7.  Termination.

(a)  This Agreement shall become effective 9:30 a.m., New York City local time, on the first full business day following the date on which the Registration Statement becomes effective under the Securities Act. Subject to paragraph (c) of this Section, this Agreement may be terminated by the Representative by written notice sent to the Company at the address shown in this Agreement at any time prior to the Closing.

(b)  An attempt to assign any rights and obligations under this Agreement shall constitute automatic termination of this Agreement.

(c)  Underwriter may terminate this Agreement, by notice to the Company, at any time prior to the Closing (i) if the Company shall have sustained a material or substantial loss by fire, flood, accident, hurricane, earthquake, theft, sabotage, or other calamity or malicious act, whether or not such loss shall be been insured, or from any labor dispute or court or government action, order or decree, which will in the Representative’s, makes it inadvisable to proceed with the Offering, sale or delivery of the Shares, as the case may be, or (ii) if there has occurred any outbreak of hostilities or other calamity or crisis the effect of which on the financial markets of the United States is such as to make it, in the Representative’s judgment impracticable to market the Securities or enforce contracts for the sale of the Securities or (iii) if trading in the securities of the Company has been suspended by the SEC, or (iv) if trading generally on any national or foreign stock exchange or over-the-counter market has been suspended, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required, by either of said exchanges or market or by order of the SEC or any other governmental authority, or (v) if a banking moratorium has been declared by either federal or any state authorities.

(d)  If this Agreement is terminated pursuant to this paragraph 7, such termination shall be without liability of either party to the other party.

8.  Notices. All notices shall be deemed to have been duly given if mailed, or if communicated by telegraph, facsimile, electronic mail or telephone and subsequently immediately confirmed in writing:

To the Company:	ValueRich, Inc. 1804 N. Dixie Highway, Ste. A West Palm Beach, FL 33497 Tel: (561) 832-8878 Fax: (561) 841-1524 Attn: Joseph Visconti, CEO
With a copy to:	Lehman & Eilen, LP Mission Bay Office Plaza 20283 State Road 7, Ste 300 Boca Raton, FL 33498 Tel: (561) 237-0804 Fax: (561) 237-0803 Attn: Hank Gracin, Esq.

To the Representative:	Lane Capital Markets, LLC. 263 Queens Grant Road Fairfield, CT 06824 Tel: (203) 255-0341 Fax: (203) 254-1184 Attn: John Lane

With a copy to:	The Sourlis Law Firm The Galleria 2 Bridge Avenue Building 5, 1st Floor Red Bank, NJ 07701 Tel: (732) 530-9007 Fax: (732) 530-9008 Attn: Virginia K. Sourlis, Esq.

9.  Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Company and the Representative and their successors. Nothing expressed in this Agreement is intended to give any person other than the persons mentioned in the preceding sentence any legal or equitable right, remedy or claim under this Agreement.

10.  Arbitration. The Company and the Representative agree that in the event a dispute arises between the Representative and the Company or any of its officers, directors, employees, agents, attorneys or accountants, arising out of, in connection with or as a result of the execution of this Agreement or as a result of any subscription tendered by any purchaser of the Securities, such dispute shall be resolved through arbitration rather than litigation. The parties agree to submit such disputes for resolution to the NASD within five (5) days after receiving a written request from any of the aforesaid parties to do so. The failure by the Company or Representative to submit any dispute to arbitration as requested may result in the commencement of an arbitration proceeding against such party. The parties further agree that any hearing scheduled after an arbitration proceeding is initiated by any of the aforesaid parties shall take place in New York, NY. The parties acknowledge that the result of the arbitration proceeding shall be final and binding on all of the parties to the proceeding, and by agreeing to arbitration the parties are waiving their respective rights to seek remedies in Court.

11. Syndicate.

(a)  The Representatives agrees that it shall use its best efforts to be qualified to sell securities to purchasers in all 50 United States, the District of Columbia and the Commonwealth of Puerto Rico either through its own brokers or through qualified and/or licensed by NASD.

(b)  The Representative shall enter into selling agreements with licensed brokers and/or dealers it selects who are acceptable to the Company using a form of selling agreement reasonably acceptable to the Company ("Selling Agreements"). The Representative may also enter into Selling Agreements with Underwriters selected by the Company who are reasonably acceptable to the Representative, which such Underwriters upon the execution of Selling Agreements shall be deemed part of the syndicate of Underwriters. Neither the Company nor the Representative shall unreasonably withhold acceptance of any Underwriter proposed by the other party.

12.  Miscellaneous Provisions.

(a)  This Agreement shall be construed in accordance with the laws of the State of New York.

(b)  The representations and warranties made in this Agreement shall survive the termination of this Agreement and shall continue in full force and effect.

(c)  This Agreement is made solely for the benefit of the Company and its officers, directors and controlling persons within the meaning of Section 15 of the Securities Act and of the Representative and its officers, directors and controlling persons within the meaning of Section 15 of the Securities Act, and their respective successors, heirs and personal representatives, and no other person shall acquire or have any right under or by virtue of this Agreement. The term “successor” as used in this Agreement shall not include any purchaser, as such, of the Securities.

(d)  The information contained in the Company’s database of potential investors is strictly confidential and Underwriter shall use that information as provided by the Company solely for the purpose of offering the Securities, and satisfying its fiduciary obligations to all purchasers of the Securities. The Representative may specifically open accounts for, and discuss other investments with, any potential investor in the Company's database who already has a relationship with the Representative, or who specifically requests that service and/or related information from the Representative (including requests through Representative’s website contact form), but the Representative shall not make any general solicitation to others in the Company's investor database without the express written consent of the Company. The Representative shall use its best efforts to obtain compliance with this paragraph by the Underwriters.

13.  Effectiveness. The effectiveness of this Agreement shall be subject to the approval of the Company’s board of directors.

If this letter agreement correctly sets forth our understanding, please indicate your acceptance in the space provided below for that purpose.

Sincerely, LANE CAPITAL MARKETS, LLC

By:
Name:
Title:

Confirmed and accepted as of ______________, 2006

VALUERICH, INC.

By:
Name:
Title: